Exhibit 10.1

CONFIDENTIAL

BANC OF AMERICA SECURITIES LLC	BARCLAYS CAPITAL
BANC OF AMERICA BRIDGE LLC	BARCLAYS BANK PLC
BANK OF AMERICA, N.A.	745 Seventh Avenue
One Bryant Park	New York, NY 10019
New York, NY 10036

CREDIT SUISSE AG	HSBC BANK USA, NATIONAL ASSOCIATION
CREDIT SUISSE SECURITIES (USA) LLC	HSBC SECURITIES (USA) INC.
Eleven Madison Avenue	452 Fifth Avenue
New York, NY 10010	New York, NY 10018

MIHI LLC
MACQUARIE CAPITAL (USA) INC.
125 West 55th Street
New York, NY 10019

November 18, 2009

Pinnacle Foods Finance LLC

c/o	Mr. Vikrant Sawhney

Senior Managing Director

The Blackstone Group

345 Park Avenue

31st Floor

New York, New York 10154

Project Avian

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Banc of America Bridge LLC (“Banc of America Bridge”), Banc of America Securities LLC (“BAS” and, together with Bank of America and Banc of America Bridge, the “BofA Commitment Parties”), Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC (“Barclays Bank”), Credit Suisse AG (acting through such of its branches or affiliates as it may designate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities”), HSBC Bank USA, National Association (“HSBC”), HSBC Securities (USA) Inc. (“HSBC Securities”), MIHI LLC (“MIHI”) and Macquarie Capital (USA) Inc. (“MCUSA”, and, together with the BofA Commitment Parties, Barclays Capital, Barclays Bank, CS, CS Securities, HSBC, HSBC Securities and MIHI, “we” or “us”) that Pinnacle Foods Finance LLC (the “Borrower” or “you”), a wholly-owned subsidiary of Peak Finance Holdings LLC (“Holdings”), both of which were formed at the direction of The Blackstone Group and its affiliates (collectively, the “Sponsor”), intends to directly or indirectly through Pinnacle Foods Group LLC, its wholly-owned subsidiary, acquire (the “Acquisition”) all of the equity interests of Birds Eye Foods, Inc. (the “Target”) from Birds Eye

Holdings LLC (the “Seller”) and to consummate the other Transactions described herein (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Facilities Term Sheet”).

You have further advised each of the BofA Commitment Parties, Barclays Capital, Barclays Bank, CS, CS Securities, HSBC, HSBC Securities, MIHI and MCUSA (collectively, the “Agents”) that, in connection therewith, it is intended that the financing for the Transactions will include:

(a) the senior secured credit facilities (the “Senior Facilities”) described in the Senior Facilities Term Sheet, in an aggregate principal amount of (i) with respect to the Term C Facility, $875.0 million, or such lesser amount as is the maximum amount permitted pursuant to Section 2.14 of the Credit Agreement, dated as of April 2, 2007 (as amended to and in effect as of the date hereof, the “Credit Agreement”), among the Borrower, Holdings, Lehman Commercial Paper Inc., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, Goldman Sachs Credit Partners L.P., as Syndication Agent, Mizuho Corporate Bank, Ltd. and General Electric Capital Corporation, as Co-Documentation Agents and each lender from time to time party thereto, and (ii) with respect to the Revolving Facility, $20.0 million; and

(b) either, at your option, $275.0 million of (i) senior unsecured notes (the “Notes”) in a public offering or in a Rule 144A or other private placement and/or (ii) senior unsecured increasing rate loans (the “Bridge Loans”) to the Borrower under the senior unsecured credit facility (the “Bridge Facility”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Bridge Term Sheet” and, together with the Senior Facilities Term Sheet, the “Term Sheets”); provided that to the extent the permitted aggregate principal amount of the Term C Facility pursuant to Section 2.14 of the Credit Agreement is less than $875.0 million, the aggregate principal amount of the Notes or the Bridge Facility, as applicable, will increase by the difference between $875.0 million and such lesser amount; it being understood and agreed that the aggregate principal amount of the Revolving Facility shall be deemed to have been incurred prior to the calculation of the aggregate principal amount of the Term C Facility permitted under Section 2.14 of the Credit Agreement. The Senior Facilities and the Bridge Facility are collectively referred to herein as the “Facilities”.

In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide 25% of the principal amount of the Term C Facility and $5.0 million of the Revolving Facility and Banc of America Bridge is pleased to advise you of its commitment to provide 25% of the principal amount of the Bridge Facility, (b) Barclays Bank is pleased to advise you of its commitment to provide 25% of the principal amount of the Term C Facility and the Bridge Facility, (c) CS is pleased to advise you of its commitment to provide 25% of the principal amount of the Term C Facility and the Bridge Facility and $5.0 million of the Revolving Facility, (d) HSBC is pleased to advise you of its commitment to provide 15% of the principal amount of the Term C Facility and the Bridge Facility and $5.0 million of the Revolving Facility and (e) MIHI is pleased to advise you of its commitment to provide 10% of the principal amount of the Term C Facility and the Bridge Facility and $5.0 million of the Revolving Facility, in each case, upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”). The commitments of Bank of America, Banc of America Bridge, Barclays Bank, CS, HSBC and MIHI are several and not joint.

You hereby appoint (a) each of BAS, Barclays Capital and CS Securities to act, and each of BAS, Barclays Capital and CS Securities hereby agrees to act, as the joint lead arrangers for the Senior Facilities, (b) each of BAS, Barclays Capital, CS Securities, HSBC Securities and MCUSA to act, and each of BAS, Barclays Capital, CS Securities, HSBC Securities and MCUSA hereby agrees to act, as the joint bookrunners for the Facilities, (c) CS to act, and CS hereby agrees to act, as administrative agent for the Bridge Facility and (d) Barclays Bank to act, and Barclays Bank hereby agrees to act, as administrative agent for the Senior Facilities. It is agreed that in any and all marketing materials or other documentation used in connection with the Bridge Facility (i) CS Securities shall have “left” placement and shall hold the leading role and responsibilities conventionally associated with such “left” placement, (ii) BAS shall have second placement and (iii) the other Agents (or their affiliates, as applicable) will be listed in alphabetical order. It is agreed that in any and all marketing materials or other documentation used in connection with the Senior Facilities (i) Barclays Capital shall have “left” placement and shall hold the leading role and responsibilities conventionally associated with such “left” placement, (ii) BAS shall have second placement and (iii) the other Agents (or their affiliates, as applicable) will be listed in alphabetical order. It is agreed that no Lender (as defined below) or Commitment Party will receive compensation with respect to the Facilities outside the terms contained herein and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Facilities (the “Fee Letter”) in order to obtain its commitment to participate in the Facilities, in each case unless you and we so agree.

The Agents reserve the right, prior to or after the execution of definitive documentation for the Facilities (the “Facilities Documentation”), to syndicate all or a portion of the Agents’ commitments hereunder to a group of banks, financial institutions and other institutional lenders (together with the Agents, the “Lenders”) identified by the Agents in consultation with you; provided that, notwithstanding each Agent’s right to syndicate the Facilities and receive commitments with respect thereto, (i) no assignment of commitments of any Agent on or prior to the date of the initial funding under the Senior Facilities (the “Closing Date”) shall reallocate, reduce or release such Agent’s obligation to fund its entire commitment in the event any assignee of such Agent shall fail to do so on the Closing Date, and (ii) each Agent shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Agents’ commitments hereunder are not subject to syndication of the Facilities. The Agents intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date. You agree actively to assist the Agents in completing a timely syndication that is reasonably satisfactory to them (and in consultation with you). Such assistance shall include, but shall not be a condition to our commitment, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate, the Target, (b) direct contact between senior management, representatives and advisors of you, and your using commercially reasonable efforts to cause to occur direct contact between senior management, representatives and advisors of the Sponsor and the Target, and the proposed Lenders at times mutually agreed upon, (c) assistance by you, and your using commercially reasonable efforts to cause to occur assistance by the Sponsor and the Target, in the preparation and completion, not later than 20 business days prior to the Closing Date of a customary confidential information memorandum (the “Confidential Information Memorandum”) for the Facilities and other marketing materials to be used in connection with the syndications, (d) your providing or causing to be provided a detailed business plan or projections of the Borrower and its subsidiaries for the years 2010 through 2014, (e) using your commercially reasonable efforts to procure, at least 20 business days prior to the Closing Date, public credit ratings for each of the Facilities and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating from S&P and a public corporate family rating from Moody’s and (f) the hosting, with the Agents, of one or more meetings of prospective Lenders at times mutually agreed upon. It is acknowledged and agreed that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and, notwithstanding anything herein to the contrary, no Agent shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such a manner except to the extent caused by such Agent’s gross negligence, fraud, bad faith or willful misconduct.

The Agents will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Agents in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Sponsor and the Target to provide) to the Agents all customary information with respect to you, the Target and each of your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Agents may reasonably request. You hereby represent and covenant that (a) all written information concerning Holdings, you and your subsidiaries and, to the best of your knowledge, the Target and its subsidiaries (including the Confidential Information Memorandum), other than the Projections or information of a generally economic or general industry nature (the “Information”) that has been or will be made available to any of the Agents by you, the Sponsor or any of your and their respective subsidiaries or representatives on your behalf is or will be when furnished, taken as a whole, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Agents by you, the Target, the Sponsor or any of your and their respective representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to the Agents. You agree that if, at any time prior to the closing of the Facilities and for a period not to exceed 60 calendar days following the closing of the Facilities if requested by us in order to complete the syndication of the Facilities, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Facilities, the Agents will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof. The Agents will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, Holdings, the Target or any other party or to advise or opine on any related solvency issues.

You hereby acknowledge that (a) the Agents will make available Information and Projections to the proposed syndicate of Lenders and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Seller, the Target, the Borrower or their respective securities) (each, a “Public Lender”). You will assist us in preparing an additional version of the Confidential Information Memorandum to be used by Public Lenders. The information to be included in the additional version of the Confidential Information Memorandum will be substantially consistent with the information included in any offering memorandum for the offering of the Notes and will not contain material non-public information concerning you, the Target or your or its respective subsidiaries or any of your or its respective securities for purposes of United States Federal and state securities laws assuming such laws are applicable to you, the Target or your or its respective subsidiaries (collectively, “MNPI”). You will use commercially reasonable efforts to clearly designate any Information that does not contain MNPI (the “Public Information Materials”) provided to the Agents by or on behalf of you or the Target which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders: (a) drafts and final versions of the Facilities Documentation; (b) administrative materials prepared by the Agents for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (C) term sheets and notification of changes in the terms and conditions of the Facilities. Before distribution of the Confidential Information Memorandum or other customary marketing materials in connection with the syndication of the Facilities (a) to prospective Lenders that are not Public Lenders, you shall provide the Agents with a customary letter authorizing the dissemination of such materials and (b) to prospective Public Lenders, you shall provide the Agents with a customary letter authorizing the dissemination of Public Information Materials to Public Lenders and confirming the absence of MNPI therefrom. In addition, at our request, you shall use commercially reasonably efforts to identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

As consideration for the commitments of the Agents hereunder and their agreement to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the Fee Letter. Once paid, such fees shall not be refundable under any circumstances.

To ensure an orderly and effective syndication of the Facilities, you agree that until the date on or after the Closing Date on which a “successful syndication” (as defined in the Fee Letter) is achieved, there shall be no competing issues of debt securities or commercial bank or other credit facilities of you, the Target or any of your or its subsidiaries being offered, placed or arranged (other than the Notes) without the consent of the Agents if the Agents reasonably determine that such securities or other financings would materially impair the primary syndication of the Facilities. The commitments of the Agents hereunder and their agreement to perform the services described herein are subject to the other conditions expressly set forth or referred to in the Term Sheets and Exhibit C hereto.

In addition, the commitments of the Agents hereunder are subject to the execution and delivery of Facilities Documentation, which shall be consistent with the Term Sheets and, for any other provisions (but not to impose any new conditions) of the Facilities Documentation not addressed in the Term Sheets, consistent with (x) in the case of the Senior Facilities, the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) and (y) in the case of the Bridge Facility, documentation customary for bridge loan financings of this type with affiliates of the Sponsor, in each case together with other customary loan document provisions and other terms and provisions (but not to impose any new conditions) to be mutually agreed upon, the definitive terms of which will be negotiated in good faith (provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Target, its subsidiaries and their businesses the making of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Target in the Stock Purchase Agreement pursuant to which the Acquisition is to be consummated, in the form dated as of November 18, 2009 (the “Acquisition Agreement”), as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied). “Specified Representations” means the representations and warranties relating as to due organization, corporate power and authority, the due authorization, execution, delivery and enforceability of the Financing Documentation, the Financing Documentation not conflicting with charter documents, law or contracts, accuracy of information, Federal Reserve margin regulations, Investment Company Act, PATRIOT Act and status of the Senior Facilities and Bridge Facility as senior debt and “designated senior debt”.

You agree (a) to indemnify and hold harmless each of the Agents and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses (including expenses in connection with any Proceeding (as defined below), joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions, the Facilities or any related transaction or any action, claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your affiliates, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing (in any such case, as finally determined by a non-appealable judgment of a court of competent jurisdiction) and (b) to reimburse the Agents and each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of the Agents’ due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Agents identified in the Term Sheets and of a single local counsel to the Agents in each relevant jurisdiction), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any security arrangements in connection therewith (collectively, the “Expenses”); provided that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing or (ii) any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter or the Transactions (including the Facilities and the use of proceeds thereunder).

You shall not be liable for any settlement of any Proceedings effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final judgment for the plaintiff in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You shall not, without the prior written consent of each applicable Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

You acknowledge that the Agents and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agents nor any of their respective affiliates will use confidential information obtained from you, Holdings, the Target or the Sponsor by virtue of the transactions contemplated by this Commitment Letter in connection with the performance by them and their respective affiliates of services for other companies, and none of the Agents and their respective affiliates will furnish any such information to other companies. You also acknowledge that none of the Agents and their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, to use or to furnish to you, Holdings, the Sponsor, the Target or your or their respective affiliates, confidential information obtained by the Agents and their respective affiliates from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Agents is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Agents have advised or are advising you on other matters, (b) the Agents, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any advisory or fiduciary duty on the part of the Agents, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and you have consulted with your own legal and financial advisors to the extent you have deemed appropriated and (d) you have been advised that the Agents are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Agents have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship. In addition, the Agents may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you and the Target and other companies in the industry of the Target, and such affiliates shall be entitled to the benefits afforded to the Agents hereunder. Please note that we and our respective affiliates have not provided you with tax, accounting, legal, or, with regard to CS and CS Securities, investment advice.

You further acknowledge that each Agent (and its affiliate) may be a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Agent (and its affiliate) may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Sponsor, the Target and their respective affiliates and other companies with which you, the Sponsor, the Target or their respective affiliates may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Agent or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holders of the rights, in its sole discretion.

This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of the Agents (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Agents and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and, together with the Fee Letter dated the date hereof, supersedes all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding brought in any such court.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance or this Commitment Letter and its terms or substance, or the activities of the Agents pursuant hereto or to the Fee Letter shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor and to your and their officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Agents consent to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform us promptly thereof); provided that you may disclose this Commitment Letter and the contents hereof (and the nature of the provisions related to “market flex” in the Fee Letter) to the Seller, the Target and their respective officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis; provided further that any disclosure of the Fee Letter or its terms or substance to the Seller, the Target and their respective officers, directors, employees, attorneys, accountants and advisors shall be redacted in a manner reasonably satisfactory to the Agents in respect of the amount of fees payable thereunder unless the Agents otherwise agree.

The Agents and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over the Agents or any of their affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by the Agents or any of their affiliates in violation of this Commitment Letter, (d) to the extent that such information is received by the Agents from a third party that is not to the Agents’ knowledge subject to confidentiality obligations to the

Borrower, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ affiliates and their employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense. The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding thereunder.

The indemnification, jurisdiction, waiver of jury trial, confidentiality, syndication and governing law provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Agents’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to assistance and cooperation to be provided in connection with the syndication of the Facilities and with respect to confidentiality of the Commitment Letter and the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder (or, in the case any Notes are issued on the Closing Date, upon the initial funding of the Senior Facilities only), and you shall be released from all liability in connection therewith at such time.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of the Agents and each other Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow any of the Agents or such Lender to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Agents and each Lender. You hereby acknowledge and agree that the Agents shall be permitted to share any or all such information with the Lenders.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Agents executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on November 18, 2009. The Agents’ respective commitments hereunder and agreements contained herein will expire at such time in the event that the Agents have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Senior Facilities does not occur on or before March 31, 2010 (or, if earlier, the date of termination of the Acquisition Agreement), then this Commitment Letter and the commitments and undertakings of each of the Agents hereunder shall automatically terminate unless each of them shall, in their discretion, agree to an extension.

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The Agents are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

By	/s/ Robert A. Schleusner
Name: Robert A. Schleusner
Title: Managing Director

BANC OF AMERICA BRIDGE LLC

By	/s/ Robert A. Schleusner
Name: Robert A. Schleusner
Title: Managing Director

BANK OF AMERICA, N.A.

By	/s/ Robert A. Schleusner
Name: Robert A. Schleusner
Title: Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

BARCLAYS BANK PLC

By	/s/ Timothy Broadbent
Name: Timothy Broadbent
Title: Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Judith E. Smith
Name: Judith E. Smith
Title: Director

By	/s/ Ilya Ivashkov
Name: Ilya Ivashkov
Title: Associate

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ SoVonna Day-Goins
Name: SoVonna Day-Goins
Title: Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

HSBC BANK USA, NATIONAL ASSOCIATION

By	/s/ John B. McCann
Name: John B. McCann
Title: Managing Director

HSBC SECURITIES (USA) INC.

By	/s/ John B. McCann
Name: John B. McCann
Title: Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

MIHI LLC

By	/s/ Tobias Bachteler
Name: Tobias Bachteler
Title: Attorney in Fact

By	/s/ Andrew Stock
Name: Andrew Stock
Title: Attorney in Fact

MACQUARIE CAPITAL (USA) INC.

By	/s/ Tim Bishop
Name: Tim Bishop
Title: President

By	/s/ Christine R. Rivera
Name: Christine R. Rivera
Title: Authorized Signatory, Secretary

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of the date first above written:

PINNACLE FOODS FINANCE LLC

By	/s/ Craig Steeneck
	Name:	Craig Steeneck
	Title:	Executive Vice President and
Chief Financial Officer

[SIGNATURE PAGE TO COMMITMENT LETTER]

CONFIDENTIAL	EXHIBIT A

Project Avian

Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

Borrower:	Pinnacle Foods Finance LLC (the “Borrower”).

Transactions:	In connection herewith it is intended that (a) the Borrower will directly or indirectly through Pinnacle Foods Group LLC, its wholly-owned subsidiary, acquire (the “Acquisition”) all of the equity interests of Birds Eye Foods, Inc. (the “Target”) from Birds Eye Holdings LLC (the “Seller”), pursuant to a stock purchase agreement entered into in connection therewith (the “Acquisition Agreement”); (b) the Sponsor will directly or indirectly contribute or cause to be contributed an aggregate amount of cash equity equal to at least $270.0 million (the “Equity Contribution”); (c) the Borrower will obtain the senior secured credit facilities described below under the caption “Senior Facilities”; (d) the Borrower will either, at its option, issue $275.0 million of (i) senior unsecured notes (the “Notes”) in a public offering or in a Rule 144A or other private placement and/or (ii) senior unsecured increasing rate loans (the “Bridge Loans”) under a new senior unsecured credit facility (the “Bridge Facility”); and (e) all indebtedness of the Target and its subsidiaries (other than any indebtedness that survives the closing of the Acquisition pursuant to the Acquisition Agreement) in existence prior to the Acquisition (the “Indebtedness to be Paid”) will be repaid in full. The transactions described in this paragraph, together with the transactions related thereto, are collectively referred to herein as the “Transactions”.

Administrative Agent:	Barclays Bank PLC will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and sole collateral agent for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (together with the Agents, the “Lenders”), and will perform the duties customarily associated with such roles.

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Joint Lead Arrangers:	Banc of America Securities LLC (“BAS”), Barclays Capital (“Barclays Capital”), the investment banking division of Barclays Bank PLC, and Credit Suisse Securities (USA) LLC (“CS Securities”) will act as the joint lead arrangers for the Senior Facilities (the “Lead Arrangers”), and will perform the duties customarily associated with such role.

Joint Bookrunners:	BAS, Barclays Capital, CS Securities, HSBC Securities (USA) Inc. (“HSBC Securities”) and Macquarie Capital (USA) Inc. (“MCUSA”) will act as the joint bookrunners for the Senior Facilities, and will perform the duties customarily associated with such role.

Senior Facilities:	(A)	A senior secured term loan facility in an aggregate principal amount of up to $875.0 million, or such lesser amount as is the maximum amount permitted pursuant to Section 2.14 of the Credit Agreement, dated as of April 2, 2007 (as amended, the “Credit Agreement”), among the Borrower, Peak Finance Holdings LLC (“Holdings”), Lehman Commercial Paper Inc., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, Goldman Sachs Credit Partners L.P., as Syndication Agent, Mizuho Corporate Bank, Ltd. and General Electric Capital Corporation, as Co-Documentation Agents and each lender from time to time party thereto (the “Term C Facility”). The loans made under the Term C Facility are referred to herein as “Term C Loans”.

	(B)	A senior secured revolving credit facility in an aggregate principal amount of $20.0 million (the “Revolving Facility”), provided that in no event shall the committed amount of the Revolving Facility exceed the amount by which the revolving commitments under the Credit Agreement are permitted to be increased by as of the Closing Date in accordance with Section 2.14 of the Credit Agreement.

Purpose:	(A)	The proceeds of the Term C Facility will be used by the Borrower, on the Closing Date, together with the proceeds of the Notes and/or the Bridge Loans and the Equity Contribution, solely to pay the consideration for the Acquisition, to refinance the Indebtedness to be Paid and to pay costs and expenses related to the Transactions.

	(B)	The proceeds of loans under the Revolving Facility will be used by the Borrower and its subsidiaries solely for general corporate purposes and working capital.

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Availability:	(A)	The Term C Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term C Facility that are repaid or prepaid may not be reborrowed.

	(B)	Loans under the Revolving Facility will be available and may be reborrowed on the same basis provided for existing revolving loans under the Credit Agreement.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	As per the Credit Agreement.

Upfront Fees:	2.00% of the principal amount of the Term C Loans, payable on the Closing Date to each Lender out of the proceeds of its Term C Loan (the “Upfront Fee”).

Final Maturity and Amortization:	(A)	The Term C Facility will mature on the Maturity Date (as defined in the Credit Agreement) of the existing term loan facility under the Credit Agreement and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term C Facility, with the balance payable on the Maturity Date (as defined in the Credit Agreement).

	(B)	The Revolving Facility will mature on the Maturity Date (as defined in the Credit Agreement) of the existing revolving credit facility under the Credit Agreement.

Guarantees:	As per the Credit Agreement, and including without limitation, the Target and its subsidiaries to the extent required by the terms of the Credit Agreement.

Security:	As provided in the Credit Agreement. The Senior Facilities will be secured on a pari passu basis with the existing credit facilities under the Credit Agreement.

Mandatory Prepayments:	On the same basis provided for the existing term loans under the Credit Agreement.

Voluntary Prepayments:	On the same basis provided for the existing term loans under the Credit Agreement.

Representations and Warranties:	As per the Credit Agreement.

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Conditions Precedent to Borrowing:	The initial borrowing under the Senior Facilities will be subject to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.

Affirmative Covenants:	As per the Credit Agreement.

Negative Covenants:	As per the Credit Agreement.

Financial Covenants:	As per the Credit Agreement

Definitions:	As per the Credit Agreement.

Unrestricted Subsidiaries:	As per the Credit Agreement.

Events of Default:	As per the Credit Agreement.

Voting:	As per the Credit Agreement.

Cost and Yield Protection:	As per the Credit Agreement

Assignments and Participations:	As per the Credit Agreement.

Expenses and Indemnification:	As per the Credit Agreement.

Certain Documentation Matters:	Loans under the Senior Facilities shall be Incremental Term Loans or Revolving Commitment Increases (each under and as defined in the Credit Agreement), as applicable, and will in each case be effected pursuant to an Incremental Amendment (as defined in the Credit Agreement). The Specified Representations will be included in such Incremental Amendment.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Lead Arrangers:	Latham & Watkins LLP.

ANNEX I to

EXHIBIT A

Interest Rates:	The interest rates under the Senior Facilities will be as follows:

Term C Facility

At the option of the Borrower, the Eurocurrency Rate (as defined in the Credit Agreement) plus 4.50%, which Eurocurrency Rate shall be subject to a floor of 2.00% (the “LIBOR Floor”) or the Base Rate (as defined in the Credit Agreement) plus 3.50%, which Base Rate shall be subject to a floor of 3.00%.

Revolving Facility

At the same rate provided for the existing revolving loans under the Credit Agreement.

The Borrower may elect interest periods for Eurocurrency Rate Loans (as defined in the Credit Agreement) as per the Credit Agreement.

Calculation of interest shall be as per the Credit Agreement.

Interest shall be payable as per the Credit Agreement.

CONFIDENTIAL	EXHIBIT B

Project Avian

Senior Unsecured Increasing Rate Bridge Loan

Summary of Principal Terms and Conditions1

Borrower:	The Borrower under the Term C Facility.

Bridge Loans:	Senior Unsecured Increasing Rate Bridge Loans (the “Bridge Loans”).

Joint Bookrunners:	BAS, Barclays Capital, CS Securities, HSBC Securities and MCUSA.

Administrative Agent:	Credit Suisse AG (acting through such of its branches or affiliates as it may designate).

Uses of Proceeds:	The proceeds of the Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of the Term C Facility, the Notes and the Equity Contribution, solely (a) to pay the consideration for the Acquisition, (b) to refinance existing indebtedness of the Borrower and its subsidiaries and (c) to pay costs and expenses related to the Transactions.

Principal Amount:	$275.0 million; provided that to the extent the permitted aggregate principal amount of the Term C Facility pursuant to Section 2.14 of the Credit Agreement is less than $875.0 million, the aggregate principal amount of the Notes or Bridge Facility, as applicable, will increase by the difference between $875.0 million and such lesser amount; it being understood and agreed that the aggregate principal amount of the Revolving Facility shall be deemed to have been incurred prior to the calculation of the aggregate principal amount of the Term C Facility permitted under Section 2.14 of the Credit Agreement.

Ranking:	The Bridge Loans will constitute senior unsecured indebtedness of the Borrower.

Guarantees:	Those entities that guarantee the Senior Facilities will jointly and severally guarantee the Bridge Loans on a senior unsecured basis.

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

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Interest Rates:	Interest for the first ninety day period commencing on the Closing Date shall be payable at the London interbank offered rate (“LIBOR”) for U.S. dollars (for interest periods of 1, 2, 3 or six months, as selected by the Borrower) plus 6.00% (the “Initial Margin”), provided that LIBOR shall be subject to a floor of 2.50%. Interest for each three-month period commencing at the end of such initial ninety day period shall be payable at prevailing LIBOR, subject to a floor of 2.50%, for such interest period as selected by the Borrower plus the Initial Margin, provided that (i) the Initial Margin shall increase by 0.50% at the beginning of each three-month period subsequent to the initial ninety day period for so long as the Bridge Loans are outstanding and (ii) at the beginning of the fourth such three-month period, the Initial Margin shall increase to an amount such that the per annum yield on the Bridge Loans is equal to the Total Cap (as defined below) (the Initial Margin plus each increase therein described above, the “Applicable Margin”).

Notwithstanding anything to the contrary set forth above, at no time shall the per annum yield on the Bridge Loans exceed (a) through December 18, 2009, 12.00% and (b) after December 18, 2009, 13.00% (the “Total Cap”); provided that if the Borrower shall at any time be prohibited from issuing the Notes or any other debt securities to refinance the Bridge Loans, the Senior Unsecured Term Loans or the Exchange Notes by virtue of the restrictions on incurring indebtedness set forth in the Credit Agreement (such prohibition, a “Blocking Event”), then the Applicable Margin shall increase to an amount such that the per annum yield on the Bridge Loans is equal to the Total Cap plus 2.50% (the “Enhanced Total Cap”).

If the Borrower shall fail to comply with its securities demand obligations under the Engagement Letter then the per annum yield on the Bridge Loans shall immediately increase to the Total Cap unless a Blocking Event has occurred, in which case the Enhanced Total Cap shall apply.

Interest Payments:	Interest on the Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.0%.

Maturity:	The Bridge Loans will mature on the first anniversary of the Closing Date (the “Maturity Date”). On the Maturity Date, any Bridge Loan that has not been previously repaid in full will be automatically converted into a senior unsecured term loan (each a “Senior Unsecured Term Loan”) due on April 1, 2015 (the “Extended Maturity Date”); provided that the Borrower is not subject to a bankruptcy or other insolvency

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proceeding. The date on which Bridge Loans are converted into Senior Unsecured Term Loans is referred to as the “Conversion Date”. At any time on or after the Conversion Date, at the option of the applicable Lender, the Senior Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes of the Borrower (the “Senior Unsecured Exchange Notes”) having an equal principal amount; provided that no Senior Unsecured Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $50 million in aggregate principal amount of Senior Unsecured Exchange Notes.

The Senior Unsecured Term Loans will be governed by the provisions of the Bridge Loan Documents (as defined below) and will have the same terms as the Bridge Loans except as expressly set forth on Annex I hereto. The Senior Unsecured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

Mandatory Prepayment:	The Bridge Loans shall be prepaid at 100% of the outstanding principal amount thereof with, subject to certain agreed exceptions customary for affiliates of the Sponsor, (i) the net proceeds from the issuance of the Notes; (ii) the net proceeds from the issuance of any Refinancing Debt (to be defined) or equity securities by Holdings, the Borrower or any of its subsidiaries (other than equity issuances to the Sponsor and in connection with permitted acquisitions or pursuant to employee benefit plans), with such proceeds being applied to repay the Bridge Loans; and (iii) the net proceeds from any non-ordinary course asset sales by Holdings, the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the Lenders under the Credit Agreement. The Borrower will also be required to prepay the Bridge Loans following the occurrence of a Change of Control (as defined in the Senior Notes Indenture) at 100% of the outstanding principal amount thereof. As used herein, “Senior Notes Indenture” has the meaning given to such term in the Credit Agreement.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Right to Participate and Resell Bridge Loans:	Each Lender shall have the absolute and unconditional right to participate on customary terms in, resell or assign the Bridge Loans or commitments held by it in compliance with applicable law to any third party at any time; provided that, for the twelve month period commencing on the Closing Date, the consent of the Borrower (not to be unreasonably withheld) shall be required with respect to any assignment (but not any participation) that would result in the Agents collectively holding less than 50.1% of the aggregate outstanding principal amount of the Bridge Loans.

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Conditions Precedent to Bridge Loans:	The borrowing of the Bridge Loans will be subject to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.

Representations and Warranties:	The definitive documentation relating to the Bridge Loans (the “Bridge Loan Documents”) will contain representations and warranties relating to the Borrower and its subsidiaries as are substantially similar to those for the Senior Facilities, with additional representations and warranties usual and customary for bridge loan financings of this type with affiliates of the Sponsor to the extent necessary to reflect differences in documentation.

Covenants:	The Bridge Loan Documents will contain affirmative and negative covenants as are usual and customary for bridge loan financings of this type with affiliates of the Sponsor; provided that the covenants with respect to the incurrence of indebtedness, the making of restricted payments and the incurrence of liens shall be more restrictive. Prior to the Maturity Date, the covenants in the Bridge Loan Documents will be more restrictive than those of the Senior Unsecured Term Loans and the Senior Unsecured Exchange Notes, as reasonably agreed by the Lead Arrangers and the Borrower.

Events of Default:

The Bridge Loan Documents will contain such events of default (including grace periods) as are usual and customary for bridge loan financings of this type with affiliates of the Sponsor, consisting of nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy; material judgments; ERISA events; and actual or asserted invalidity of guarantees.

The Bridge Loan Documents will also include an event of default for any failure by the Borrower to comply with the securities demand obligations contained in Section 2 of the Engagement Letter as the result of any bad faith or willful breach of such obligations by the Borrower or any of its affiliates (as finally determined by a non-appealable judgment of a court of competent jurisdiction).

Governing Law:	New York.

Counsel to the Administrative Agent and the Lead Arrangers:	Cahill Gordon & Reindel LLP.

ANNEX I to

EXHIBIT B

Senior Unsecured Term Loans

Maturity:	The Senior Unsecured Term Loans will mature on April 1, 2015.

Interest Rate:	The Senior Unsecured Term Loans will bear interest at an interest rate per annum (the “Senior Unsecured Term Loan Interest Rate”) equal to the sum of LIBOR plus the Applicable Margin on the date immediately prior to the Conversion Date plus the Conversion Spread (determined as set forth below); provided that LIBOR shall be subject to a floor of 2.50%; provided further that the Senior Unsecured Term Loan Interest Rate for any such Senior Unsecured Term Loan shall not at any time exceed a rate equal to the Total Cap or, if a Blocking Event has occurred, the Enhanced Total Cap. Interest will be paid in cash.

Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the maturity date of the Senior Unsecured Term Loans, in each case payable in arrears and computed on the basis of a 360 day year.

The “Conversion Spread” will equal, with respect to any Senior Unsecured Term Loan, 0.50% during the three-month period commencing on the Conversion Date for such Senior Unsecured Term Loan and shall increase by 0.50% per annum at the beginning of each subsequent three-month period.

If the Borrower shall fail to comply with its securities demand obligations under the Engagement Letter then the per annum yield on the Senior Unsecured Term Loans shall immediately increase to the Total Cap unless a Blocking Event has occurred, in which case the Enhanced Total Cap shall apply.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Conversion Date, the covenants, mandatory prepayments and defaults which would be applicable to the Senior Unsecured Exchange Notes, if issued, will also be applicable to the Senior Unsecured Term Loans in lieu of the corresponding provisions of the Bridge Loan Documents.

Optional Prepayment:	The Senior Unsecured Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

CONFIDENTIAL	ANNEX II to EXHIBIT B

Senior Unsecured Exchange Notes

Issuer:	The Senior Unsecured Exchange Notes will be issued by the Borrower (together with Pinnacle Foods Financing Corp. or another wholly-owned subsidiary of the Borrower reasonably satisfactory to the Agents as a joint and several co-issuer) under an Indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Senior Unsecured Exchange Notes will mature on April 1, 2015.

Interest Rate:	The Senior Unsecured Exchange Notes will bear interest payable semi-annually at a rate equal to the Senior Unsecured Term Loan Interest Rate (subject to the Total Cap or, if a Blocking Event has occurred, the Enhanced Total Cap, applicable to the Senior Unsecured Term Loans); provided that LIBOR shall be subject to a floor of 2.50%; provided further that any Lender that surrenders Senior Unsecured Term Loans in exchange for Senior Unsecured Exchange Notes may elect to have the interest rate fixed at the rate in effect on the date of such exchange. Interest will be paid in cash.

If the Borrower shall fail to comply with its securities demand obligations under the Engagement Letter then the interest rate on the Senior Unsecured Exchange Notes shall immediately increase to the Total Cap unless a Blocking Event has occurred, in which case the Enhanced Total Cap shall apply.

Repurchase upon Change of Control:	The Borrower will be required to make an offer to repurchase the Senior Unsecured Exchange Notes following the occurrence of a Change of Control (as defined in the Senior Notes Indenture) at a price in cash equal to 101% (or 100% in the case of Senior Unsecured Exchange Notes the interest rate for which has not been fixed in accordance with the terms hereof) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:	If the interest rate on any Senior Unsecured Exchange Notes has been fixed as set forth above, then, except as set forth below, such Senior Unsecured Exchange Notes will be non callable until the second anniversary of the Closing Date. Thereafter, each such Senior Unsecured Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Senior Unsecured Exchange

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Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is the fourth anniversary of the Closing Date.

Prior to the second anniversary of the Closing Date, the Borrower may redeem such Senior Unsecured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the second anniversary of the Closing Date plus 0.50%.

Prior to the second anniversary of the Closing Date, the Borrower may redeem up to 35% of such Senior Unsecured Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Senior Unsecured Exchange Notes.

The optional redemption provisions will be otherwise consistent with those customary for publicly traded high yield debt securities issued by affiliates of the Sponsor.

Defeasance Provisions:	Customary for publicly traded high yield debt securities issued by affiliates of the Sponsor.

Modification:	Customary for publicly traded high yield debt securities issued by affiliates of the Sponsor.

Registration Rights:	The Borrower shall use commercially reasonable efforts to file, within 90 days after the first issuance of Senior Unsecured Exchange Notes (the date of such issuance, the “Issue Date”), and will use commercially reasonable efforts to cause to become effective, as soon thereafter as practicable, a shelf registration statement with respect to the Senior Unsecured Exchange Notes (such registration statement, a “Shelf Registration Statement”) which Shelf Registration Statement shall contain all financial statements required under the Securities Act of 1933, as amended. If a Shelf Registration Statement is filed, the Borrower will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Senior Unsecured Exchange Notes; provided that in no event shall the Borrower be required to keep such Shelf Registration Statement effective and available for more than two years after the Issue Date. The Borrower shall cause the Shelf Registration Statement to be declared effective by the date (the “Effectiveness Date”) that is 180 days from the Issue Date. Any failure on the part of the Borrower to cause the Shelf Registration Statement to be declared effective in accordance with the preceding sentence is referred to as a “Registration Default”. In the event of a Registration Default with respect to any Senior Unsecured Exchange Note, the Borrower will pay liquidated damages in

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the form of increased interest of $0.05 per week per $1,000 principal amount of such Senior Unsecured Exchange Note to the holder of such Senior Unsecured Exchange Note, to the extent that such holder is unable to freely transfer such Senior Unsecured Exchange Note, from and including the Effectiveness Date to but excluding the effective date of the Shelf Registration Statement with respect to such Senior Unsecured Exchange Note. On the 90th day after the Effectiveness Date with respect to any such Senior Unsecured Exchange Note, the liquidated damages shall increase by an additional $0.05 per week per $1,000 principal amount and, on each 90 day anniversary of the Effectiveness Date thereafter, shall increase by an additional $0.05 per week per $1,000 principal amount to a maximum increase in interest of $0.20 per week per $1,000 principal amount. The Borrower will also pay such liquidated damages to the holder of a Senior Unsecured Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement with respect to such Senior Unsecured Exchange Note that such Shelf Registration Statement is not available for sales thereunder. All accrued liquidated damages will be paid in arrears on each semi-annual interest payment date.

In lieu of a Shelf Registration Statement, the Borrower at its option may file a registration statement (the “Exchange Registration Statement”) with respect to notes having terms identical to the Senior Unsecured Exchange Notes (the “Substitute Notes”) to effect a registered exchange offer (the “Registered Exchange Offer”) in which the Borrower offers to holders of Senior Unsecured Exchange Notes registered Substitute Notes in exchange for the Senior Unsecured Exchange Notes (it being understood that a Shelf Registration Statement would be required to be made available in respect of Senior Unsecured Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Senior Unsecured Exchange Notes acquired for its own account as a result of market making or other trading activities)). In such case, if the Exchange Registration Statement has not been declared effective and an exchange offer for the Senior Unsecured Exchange Notes pursuant to the Exchange Registration Statement has not been consummated by the Effectiveness Date, the Borrower will pay liquidated damages in the form of increased interest for the same periods and at the same rates as described in the previous paragraph.

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Covenants:	Customary for publicly traded high yield debt securities issued by affiliates of the Sponsor.

Events of Default:	Customary for publicly traded high yield debt securities issued by affiliates of the Sponsor.

EXHIBIT C

Project Avian

Senior Secured Credit Facilities

Senior Unsecured Increasing Rate Bridge Loan

Summary of Additional Conditions Precedent

Except as otherwise set forth below, the borrowing under each of the Facilities shall be subject to the following additional conditions precedent:

1. With respect to the Senior Facilities, the conditions set forth in Section 2.14 and Section 4.02 of the Credit Agreement shall have been satisfied. The Senior Facilities shall not be amended or waived since the date of this Commitment Letter without the prior written consent of the Agents.

2. The Acquisition shall have been consummated, or shall be consummated substantially simultaneously with the initial borrowing under the Senior Facilities, in accordance with the terms of the Acquisition Agreement (as defined in the Senior Facilities Term Sheet), without giving effect to any amendments or waivers by the Borrower that are materially adverse to the Lenders without the consent of the Agents, such consent not to be unreasonably withheld, conditioned or delayed. Since June 27, 2009, there shall not have occurred any Material Adverse Effect (as defined in the Acquisition Agreement). The Specified Acquisition Agreement Representations and the Specified Representations shall be accurate in all material respects.

3. The Equity Contribution shall have been consummated in at least the amount set forth in the Senior Facilities Term Sheet, which to the extent constituting other than common equity interests shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Agents.

4. The Administrative Agent shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target for the fiscal years ended June 27, 2009, June 28, 2008 and June 30, 2007 (of which the Administrative Agent acknowledges receipt), in each case, without qualification by the Target’s auditors, (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target for each subsequent fiscal quarter ended at least 45 days before the Closing Date (which will have been reviewed by the independent accountants for the Borrower or the Target as provided in the Statement on Auditing Standards No. 100) (which the Administrative Agent acknowledges receipt of such statements for the fiscal quarter ended in September 2009) and (c) any Required Information (as defined in the Acquisition Agreement) received by you pursuant to the Acquisition Agreement.

5. The Administrative Agent shall have received a pro forma consolidated statement of income of the Borrower for the most recently completed fiscal year and any interim period ended at least 45 days prior to the Closing Date and a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, in each case in the form customarily included in offering documents used in Rule 144A offerings by affiliates of the Sponsor and prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

6. With respect to the Bridge Facility, you shall have made all commercially reasonable efforts to provide the Agents with (i) a completed customary offering memorandum suitable

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for use in a customary “high yield road show” relating to the Notes and in customary form for offering memoranda used in Rule 144A offerings by affiliates of the Sponsor, including discussion of the Target, financial statements, pro forma financial statements and other financial data of the type and form customarily included in offering memoranda (other than consolidating and other financial statements and data with respect to guarantor and non-guarantor subsidiaries (including as otherwise would have been included in any notes to the historical financial statements), although customary qualitative and quantitative disclosure with respect to assets, liabilities, revenue and adjusted EBITDA shall be provided, and without giving effect to the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A), and all other data that would be necessary for the Agents to receive customary “comfort” from independent accountants in connection with the offering of the Notes, (ii) such other agreements, opinions and other information reasonably requested by the Agents, each in form and substance customary for high yield debt securities offerings with affiliates of the Sponsor and (iii) drafts of customary comfort letters by auditors of the Borrower and the Target which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings with affiliates of the Sponsor.

7. With respect to the Bridge Facility, the Borrower shall have engaged one or more investment banks satisfactory to the Lead Arrangers to sell or privately place the Notes (the “Engagement Letter”). Such investment banks shall have been afforded a period of at least 20 consecutive business days (provided that (x) the days from and including November 23, 2009 to and including November 27, 2009 shall not be included in determining such 20 consecutive business day period and (y) such 20 consecutive business day period shall either end prior to December 19, 2009 or commence following January 3, 2010) following the satisfaction of the conditions precedent set forth in the immediately preceding paragraph to seek to offer and sell or privately place the Notes with qualified purchasers thereof.

8. With respect to the Senior Facilities, the Agents shall have been afforded a period of at least 20 consecutive business days (provided that (x) the days from and including November 23, 2009 to and including November 27, 2009 shall not be included in determining such 20 consecutive business day requirement and (y) such 20 consecutive business day period shall either end prior to December 19, 2009 or commence following January 3, 2010) following the satisfaction of the conditions precedent set forth in paragraphs (4) and (5) above to syndicate the Senior Facilities.

9. The Administrative Agent shall have received customary legal opinions, corporate documents and certificates (including a certificate from the chief financial officer of the Borrower with respect to the solvency (on a consolidated basis) of the Borrower and its subsidiaries after giving pro forma effect for the Acquisition), all such opinions, documents and certificates in form and substance substantially identical to those delivered in connection with the April 2, 2007 closing of the Credit Agreement; provided that the solvency certificate shall be in substantially the form attached hereto as Exhibit D (with such changes, if any, as the Agents may approve).

10. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter and the Credit Agreement, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing or funding under any of the Facilities or the Notes, have been paid (which amounts may be offset against the proceeds of the Facilities or the Notes).

11. The Agents shall have received at least three business days prior to the Closing Date all documentation and other information required by regulatory authorities with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been reasonably requested by the Agents at least 10 business days in advance of the Closing Date.

EXHIBIT D

[Form of]

SOLVENCY CERTIFICATE

OF

PINNACLE FOODS FINANCE LLC

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This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 4.01 (a)(vii) of the Credit Agreement, dated as of April 2, 2007 (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among Peak Finance LLC (prior to the Merger (as defined therein), the “Borrower”), to be merged with and into Pinnacle Foods Finance LLC (after the Merger, the “Borrower”), Peak Finance Holdings LLC (“Holdings”), Lehman Commercial Paper Inc., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, Goldman Sachs Credit Parmers L.P., as Syndication Agent, Mizuho Corporate Bank, Ltd. and General Electric Capital Corporation, as Co-Documentation Agents, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

I hereby certify on behalf of the Loan Parties as follows:

1. I am the duly qualified and acting Chief Financial Officer of the Borrower and in such capacity am a senior financial officer with responsibility for the management of the financial affairs of the Borrower and the preparation of consolidated financial statements of the Borrower and its subsidiaries. I acted on behalf of the Borrower in connection with the negotiation and execution of the Credit Agreement, the other Loan Documents and each other document relating to the Transaction. In connection with the following certifications, I have reviewed the financial statements of the Borrower and its subsidiaries.

2. I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for the Borrower for the purpose of discussing the meaning of its contents and the purpose for which it is to be used. I have made such investigations and inquiries as I have deemed to be necessary and prudent, and have reviewed the Credit Agreement, the other Loan Documents and each other document relating to the Transaction. I am providing this certificate solely in my capacity as an officer of the Borrower.

3. The fair value of the property of the Company (as used herein “Company” means the Borrower and its subsidiaries on a consolidated basis) is not as of the date hereof, nor will it be after giving effect to the Transaction, less than the total amount of liabilities, including contingent liabilities, of the Company (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability).

4. The present fair salable value of the assets of the Company is not as of the date hereof, nor will it be after giving effect to the Transaction, less than the total amount of liabilities, including contingent liabilities, of the Company (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability).

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5. After giving effect to the Transaction, the Company will not incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they mature.

6. After giving effect to the Transaction, the Company will not be left with property remaining in its hands constituting “unreasonably small capital.” I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by the Company in light of the projected financial statements and available credit capacity.